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                                                                   EXHIBIT 2.1
                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of November 10, 1999, by and among BEA Acquisition Corp., a Delaware corporation ("Acquisition Subsidiary"), BEA Systems, Inc., a Delaware corporation ("BEA") and The Theory Center, Inc., a Delaware corporation ("Seller").

                                    RECITALS

     A. Seller is in the business of providing Enterprise JavaBeans component products and services for developing electronic business applications (the "Business").

     B. BEA and Seller desire to merge (the "Merger") Acquisition Subsidiary with and into Seller with Seller being the surviving corporation (the "Surviving Corporation") of the Merger.

     C. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a purchase transaction.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   AGREEMENT


                                   ARTICLE 1
                                    MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined hereinafter), Acquisition Subsidiary will be merged with and into Seller, with Seller being the Surviving Corporation of the Merger and becoming a wholly-owned subsidiary of BEA, and the separate corporate existence of Acquisition Subsidiary shall cease.

     1.2 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Merger and the other transactions contemplated hereby (the "Closing") shall take place as promptly as practicable (and in any event within five (5) business days) after the satisfaction or waiver of the conditions set forth in Article 7 hereof, at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104, or such other place and time as the parties may otherwise agree, and the date of the Closing is referred to herein as the "Closing Date."

     1.3 Filing of Merger Documents; Effective Time. At the Closing, the parties shall cause the Merger to be consummated by executing and filing a duly executed Certificate of
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Merger (the "Certificate of Merger") with respect to the Merger with the
Secretary of State of the State of Delaware, in such form as BEA and Seller reasonably determine is required by and in accordance with the relevant provisions of the DGCL. The time upon which such filing is effective in accordance with the DGCL shall be referred to herein as the "Effective Time."

     1.4 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in the DGCL. Without limiting the generality of the foregoing, at the Effective Time:

          (a) The Certificate of Incorporation and the Bylaws of Seller, as in effect immediately prior to the Closing Date, shall become the Certificate of Incorporation of the Surviving Corporation, unless and until amended in accordance with their terms and as provided by law.

          (b) The officers and directors of Acquisition Subsidiary shall become the officers and directors of the Surviving Corporation, each to hold their respective positions in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until his successor is duly elected and qualified.

     1.5 Tax and Accounting Treatment. The parties hereto acknowledge and agree that the Merger contemplated hereby shall be treated as a purchase transaction for accounting purposes. The parties also acknowledge and agree that the Merger is intended to be a reorganization under Section 368(a) of the Code; each party shall use all commercially reasonable efforts to cause the Merger to be treated as a reorganization; and neither party shall take any action which is inconsistent with such treatment. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.


                                   ARTICLE 2
                              CONVERSION OF STOCK

     2.1    Consideration; Conversion of Stock.

          2.1.1 For the purposes of this Agreement "Consideration" means 2,050,000 shares of common stock $.001 par value per share of BEA ("BEA Common Stock") minus (x) the Loan Adjustment Shares, if any, and (y) the Option and Warrant Adjustment Shares, if any, all such consideration to be paid at the time and in the manner set forth herein. At the Effective Time, by virtue of the Merger, and without further action by any person or entity, all of the shares of Seller Stock (as hereinafter defined) issued and outstanding immediately prior to the Effective Time, other than shares held in Seller's treasury, any such shares held by BEA or Acquisition Subsidiary, and any Dissenting Shares, shall be converted into and become the right to receive the Consideration in accordance with this Article 2. At the Effective time all shares of Seller Stock held by Seller as treasury stock or held by BEA or Acquisition Subsidiary shall be canceled and no payment shall be made with respect thereto. Each issued and outstanding share of capital stock of Acquisition Subsidiary shall, at the Effective Time, be automatically converted into one share of Seller Common Stock (as hereinafter defined). For the purposes hereof, the term "Seller

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Stock" shall mean all issued and outstanding shares of Seller's common stock
("Seller Common Stock") as of the Effective Time, after giving effect to (x) the exercise of all options to acquire Seller Common Stock (other than Employee Options to acquire 1,128,125 shares of Seller Common Stock) and (y) the conversion or exercise of all outstanding securities convertible or exercisable into Seller Common Stock (other than Employee Options to acquire 1,128,125 shares of Seller Common Stock).

          2.1.2 The shares of BEA Common Stock comprising the Consideration shall be allocated among each holder of shares of Seller Stock outstanding immediately prior to the Effective Time based upon the ratio of the number of shares of Seller Common Stock held by such holder to the total shares of Seller Stock outstanding immediately prior to the Effective Time.

          2.1.3 "Stock Conversion Factor" means the quotient obtained by dividing (i) 2,050,000 shares of BEA Common Stock minus the Loan Adjustment Shares, if any, by (ii) 10,355,791.

     2.2    Payment of Consideration.

          2.2.1 On the Closing Date, subject to Section 2.2.2, BEA shall issue and deliver to the holders of Seller Stock certificates representing the number of shares of BEA Common Stock comprising the Consideration (other than the Escrowed Shares (as hereinafter defined)), allocated to such stockholders in accordance with Schedule 2.2.1 delivered by Seller to BEA concurrent with the
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execution and delivery of this Agreement.

          2.2.2 On or prior to the Closing Date, BEA shall authorize one or more persons to act or shall itself act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, BEA shall cause the Exchange Agent to mail to all former holders of record of Seller Stock instructions for surrendering their certificates representing Seller Stock in exchange for a certificate or certificates representing shares of BEA Common Stock. Upon surrender of a Seller Stock certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by BEA, the holder of such certificate shall be entitled to receive in exchange therefor (subject to Section 2.2.4) a certificate representing that number of whole shares of BEA Common Stock into which the shares of Seller Stock theretofore represented by such certificate so surrendered shall have been converted pursuant to the provisions of this Agreement, and the certificate so surrendered shall forthwith be canceled. Until surrendered in accordance with the provisions of this Section, each Seller Stock certificate shall represent for all purposes shares of BEA Common Stock. BEA Common Stock into which Seller Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time. If any BEA Common Stock certificates are to be issued in a name other than that in which the Seller Stock certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of BEA Common Stock in a name other than that of the registered holder of the certificate so surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

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          2.2.3    No certificates representing fractional shares of BEA Common
Stock shall be issued upon the surrender or exchange of Seller Stock certificates. No fractional interest shall entitle the owner to vote or to any rights of a security holder. In lieu of fractional shares, each holder of shares of Seller Stock who would otherwise have been entitled to a fractional share of BEA Common Stock, will receive upon surrender of a Seller Stock certificate or certificates, as the case may be, an amount in cash (without interest) determined by multiplying such fraction by $37.00. BEA shall not be liable to any holder of shares of Seller Stock for any cash in lieu of fractional interests delivered to a public official pursuant to applicable escheat or abandoned property laws.

          2.2.4 On the Closing Date, BEA shall cause the transfer agent for the BEA Common Stock to deposit 10.5% of the aggregate number of shares of BEA Common Stock comprising the Consideration (the "Escrowed Shares") with an escrow agent selected by BEA and reasonably satisfactory to Seller (the "Escrow Agent") to be held and disbursed by the Escrow Agent in accordance with the terms of an escrow agreement to be entered into at the Closing among BEA, the Escrow Agent, Seller and the Stockholders' Representatives, substantially in the form attached hereto as Exhibit 2.2.4 (the "Escrow Agreement").
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     2.3    Options.

          2.3.1 At the Effective Time, any and all outstanding and unexercised Employee Options (as defined in Section 3.3.2) shall cease to represent a right to acquire shares of Seller Common Stock and shall be converted automatically into an option or warrant, as the case may be, to purchase shares of BEA Common Stock in an amount and at an exercise price determined as provided below:

          (a) The number of shares of BEA Common Stock subject to the new option or warrant shall be equal to the product of the number of shares of Seller Common Stock subject to the original option or warrant and the Stock Conversion Factor, provided that any fractional shares of BEA Common Stock resulting from such multiplication shall be rounded to the nearest share; and

          (b) The exercise price per share of BEA Common Stock under the new option or warrant shall be equal to the quotient obtained by dividing the exercise price per share of Seller Common Stock under the original option or warrant by the Stock Conversion Factor, provided that such exercise price shall be rounded to the nearest cent.

          2.3.2 The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in the Code) shall be and is intended to be effected in a manner consistent with Section 424(b) of the Code. The duration and other terms of each new option and warrant shall be the same as the original option or warrant as modified by Section 2.3.1 hereof, except that all references to Seller shall be deemed to be references to BEA.

          2.3.3 Prior to the Closing Date and except for any Employee Options, Seller shall use all reasonable efforts to cause all outstanding Warrants and Options (as hereinafter defined), to be exercised (and all shares of Seller Common Stock required to be issued pursuant

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to such exercise to be validly and fully issued as fully paid, nonassessable shares) or terminated, such that, as of the Effective Time, (a) no options, warrants or other rights to acquire any shares of Seller's capital stock or any securities convertible into shares of Seller's capital stock are outstanding, other than the Employee Options and (b) no person or entity other than the holders of Seller Common Stock shall have any right, title or interest in or to the ownership of Seller or any securities issued by Seller, all of which holders shall have no such, right, title or interest in or to Seller, other than their ownership of Seller Common Stock.

     2.4 Taxes and Closing Costs. All transfer, sales and use taxes imposed by any governmental entity or with respect to or as the result of the Merger shall be paid by Seller and accrued prior to the Closing Date. Except as provided above and subject to Section 10.5, each party shall bear their own costs in connection with the transactions contemplated hereby.

     2.5 Appraisal Rights. If holders of any shares of Seller Stock (i) are entitled to dissent from the Merger and demand appraisal of any such Seller Stock in accordance with the provisions of the DGCL concerning the right of such holders to dissent from the Merger and demand appraisal of their Seller Stock or
(ii) have properly exercised appraisal rights with respect to their Seller Stock in accordance with Section 262 of the DGCL ("Dissenting Holders"), any Seller Stock held by a Dissenting Holder as to which appraisal has been so demanded or for which such dissenter's rights have been properly exercised ("Dissenting Shares") shall not be converted as described in Section 2.1, but shall, from and after the Closing, represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the DGCL; provided, however, that each share of Seller Stock held by a Dissenting Holder who shall, after the Closing, withdraw his demand for appraisal or lose his right of appraisal with respect to such shares of Seller Stock, in either case pursuant to the DGCL, shall not be deemed Dissenting Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive BEA Common Stock in accordance with Section 2.1 hereof. Seller shall give BEA (i) prompt notice of any written demands under Section 262 of the DGCL with respect to any shares of capital stock of Seller, any withdrawal of any such demands and any other instruments served pursuant to the DGCL and received by Seller and (ii) the opportunity to direct all negotiations and proceedings with respect to any demands under Section 262 of the DGCL with respect to any shares of capital stock of Seller. Seller shall cooperate with BEA concerning, and shall not voluntarily make any payments with respect to, or offer to settle or settle, any such demands.


                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to BEA and Acquisition Subsidiary that the following facts and circumstances are true and correct, as of the date of this Agreement, subject to the limitations and exceptions set forth on the Disclosure Schedule delivered by Seller to BEA concurrent with the execution and delivery of this Agreement and attached hereto (the "Seller Disclosure Schedule"). Whenever the term "to Seller's knowledge" or similar expression appears in any representation or warranty in this Article 3, it means to the actual knowledge of Seller's directors and officers and Mr. Steve Lemas, after reasonable inquiry and investigation.

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Whenever the term "Seller has received no notice" or like expression appears in any representation or warranty in this Article 3, it means that none of Seller's directors and officers or Mr. Steve Lemas has received actual oral or written notice of the matter to which such term is applied, after having made reasonable inquiry as to whether notice has been received. Whenever the term "material adverse effect" on Seller appears herein it shall mean any adverse effect on the business, financial condition, operations or results of operations of Seller.

     3.1 Organization. Seller: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all of the other documents and agreements contemplated hereby; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on the business, operations or financial condition of Seller. Seller has no Subsidiaries (as hereinafter defined) and holds no right, title or interest in or to any other corporation, company, partnership, trust, limited liability company or other entity.

     3.2 Authority and Consents. The execution and performance of this Agreement and the other documents to be executed by Seller pursuant to the terms hereof will not result in a violation of Seller's Certificate of Incorporation or Bylaws. Seller has full power and authority (corporate and otherwise) to enter into this Agreement and the other documents to be executed by Seller and to carry out the transactions contemplated by this Agreement and such other documents. This Agreement and the other documents to be executed by Seller pursuant to the terms hereof and their execution and delivery to Acquisition Subsidiary and BEA have been duly authorized by the Board of Directors of Seller, and, subject to Section 5.5, no further corporate action prior to the Closing shall be necessary on the part of Seller or its stockholders to effect the Merger or to make this Agreement and the other documents to be executed by Seller pursuant to the terms hereof and the transactions contemplated by this Agreement and such other documents valid and binding upon Seller. Upon the filing of the Certificate of Merger with the Secretary of State for the State of Delaware, the Merger shall be immediately and automatically effective without further action by any person or entity. This Agreement and the other documents to be executed by Seller pursuant to the terms hereof do and will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject as to enforcement only: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally; and (ii) to general principles of equity.

     Seller has delivered to BEA true, complete and correct copies of (i) its Certificate of Incorporation, as amended to date, certified by the appropriate official of the jurisdiction of incorporation, (ii) its Bylaws, as amended to date, and (iii) its stock ledger. The Certificate of Incorporation and Bylaws of Seller are in full force and effect and Seller is in full compliance with the provisions thereof.

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     3.3    Capitalization and Title to Shares.

          3.3.1 Seller is authorized to issue Twenty-five Million (25,000,000) shares of Seller Common Stock and Five Million (5,000,000) shares of preferred stock, of which 7,620,000 shares of Seller Common Stock and no shares of preferred stock are issued and outstanding. Such shares are owned of record by the persons and in the amounts set forth on Section 3.3.1 of the Seller Disclosure Schedule. No other class of capital stock of Seller is authorized or outstanding. All of the issued and outstanding shares of Seller's capital stock are duly authorized and are validly issued, fully paid, nonassessable and free of pre-emptive rights. None of the issued and outstanding shares of Seller have been issued in violation of any federal or state law or any preemptive rights or rights to subscribe for or purchase securities.

          3.3.2 Section 3.3.2 of the Seller Disclosure Schedule includes a true and complete list of all outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements of any kind to purchase or otherwise receive from Seller any shares of the capital stock or any other security of Seller, and all outstanding securities of any kind convertible into or exchangeable for such securities (all such rights, subscriptions, warrants, calls, options, agreements and convertible securities, collectively, "Warrants and Options"). True and complete copies of all instruments (or the form of such instruments) referred to in this Section 3.3.2 have been previously furnished to BEA. There are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to the outstanding shares of capital stock of Seller to which Seller is a party. Except for the options and warrants listed on Section 3.3.2 of the Seller Disclosure Schedule under the heading "Options to be Converted at Closing" ("Employee Options"), all outstanding unexercised Warrants and Options shall terminate at the Effective Time.

          3.3.3 Seller does not own beneficially any shares of capital stock of BEA.

     3.4 Title to Assets. Seller has good and marketable title to all of its tangible and intangible assets and properties reflected as owned on the balance sheet included in the Financial Statements and all such assets and properties are free and clear of all liens, charges, encumbrances, security interests and interests of others, except for (a) any lien for current taxes not yet due and payable, (b) any statutory liens, (c) minor liens that have arisen in the ordinary course of business that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Seller or (d) the lien in connection with the BEA Loan (collectively, "Liens").

     3.5 Properties. Seller does not now own, and never has owned, any real property and does not have any options or contractual obligations to purchase or acquire any interest in real property. Seller has a valid leasehold interest in all of the buildings, structures and leasehold improvements, and owns or has a valid leasehold interest in all equipment and other tangible property used in the conduct of its business, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted. There is no equipment located on the premises of Seller that is on loan from another party.

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     3.6    Consents and Approvals of Government Authorities. Except for the
filing of the Certificate of Merger and the consent of Seller's stockholders, no consent, approval or authorization of, or declaration, filing, notice or registration with, any governmental agency, regulatory authority or other Person (as defined hereinafter) is required in connection with the execution, delivery and performance of this Agreement or any of the other documents contemplated hereby by Seller or the consummation of the transactions contemplated herein and therein.

     3.7 Accounts Receivable/Prepayable. Subject to the allowances with respect to accounts receivable set forth on the balance sheet included in the Financial Statements, all accounts receivable reflected on such balance sheet and all accounts receivable arising subsequent thereto, have arisen in the ordinary course of business of Seller, represent valid and enforceable obligations due to Seller, have been and are reasonably expected to be fully collectible in the ordinary course of business in the aggregate recorded amounts thereof in accordance with their terms and are not subject to any set-off, counterclaim or future performance obligation on the part of Seller.

     3.8 Contracts and Other Agreements. Section 3.8 of the Seller Disclosure Schedule sets forth a list of the following contracts and other agreements to which Seller is a party or by or to which Seller or Seller's assets or properties are bound or subject:

            (a) any agreement or series of related agreements requiring aggregate payments after the date hereof by or to Seller of more than $25,000;

            (b) any agreement with or for the benefit of any current or former officer, director, stockholder, employee or consultant of Seller;

            (c) any agreement with any labor union or association representing any employee of Seller;

            (d) any agreement for the purchase or sale of materials, supplies, equipment, merchandise or services that contains an escalation, renegotiation or redetermination clause or that obligates Seller to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

            (e) any agreement for (i) sale of any of the assets or properties of Seller, other than in the ordinary course of business or (ii) for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets or properties other than stock option and warrant agreements or instruments listed in Section 3.3.2 of the Seller Disclosure Schedule or pursuant to subsection (b) of this Section 3.8;

            (f)   any partnership or joint venture agreement;

            (g) any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $25,000;

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          (h)    any agreement containing covenants of Seller not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with Seller or in any line of business of Seller;
          (i) any agreement granting or restricting the right of Seller to use any Intellectual Property (as defined hereinafter);

          (j) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

          (k) any agreement with any holder of securities of Seller as such (including, without limitation, any agreement containing an obligation to register any of such securities under any federal or state securities laws);

          (l) any agreement obligating Seller to deliver services or product enhancements or containing a "most favored nation" pricing clause;

          (m) any agreement relating to the acquisition by Seller of any operating business or the capital stock of any other person;

          (n) any agreement requiring the payment to any person of a brokerage or sales commission or a finder's or referral fee (other than arrangements to pay commission or fees to employees in the ordinary course of business);

          (o) any agreement or note relating to or evidencing outstanding indebtedness for borrowed money;

          (p) any lease, sublease or other agreement under which Seller is lessor or lessee of any real property or equipment or other tangible property with respect to obligations in excess of $25,000;

          (q) Except for agreements to provide maintenance, upgrades, bug fixes, error corrections or similar work product that are ordinary and customary for the software industry and that are related to the Seller products which have been delivered as of the date hereof, any agreement that requires Seller to deliver, or undertake the development of, any new product, customized product, substantial upgrade, new version or similar work product where such delivery or development requires Seller to utilize substantial personnel or financial resources; and

          (r) any other material agreement whether or not made in the ordinary course of business.

          True and complete copies of all the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth on the Seller Disclosure Schedule have been furnished to BEA. Each of such contracts is valid, subsisting, in full force and effect, binding upon Seller, and to the best knowledge of Seller, binding upon the other parties thereto in accordance with their terms, and Seller is not in default under any of them, nor, to the best

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knowledge of Seller, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both, would constitute a default thereunder, except, in each case, such defaults as would not, individually or in the aggregate, have a material adverse effect on the Seller.

     3.9    Compliance with Laws.

          3.9.1 Seller has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body required for the conduct of the Business, except where not having such license, permit, franchise, order or approval would not reasonably be expected to result in a material adverse effect on the Seller (collectively, "Permits"); such Permits are in full force and effect; and no proceeding is pending or, to the knowledge of Seller, threatened to revoke or limit any Permit.

          3.9.2 Seller is not in violation of any applicable law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, Seller has not received notice of, and there has not been any citation, fine or penalty imposed against Seller for, any such violation or alleged violation.

     3.10 Bank Accounts and Powers of Attorney. Section 3.10 of the Seller Disclosure Schedule identifies all bank and brokerage accounts of Seller, whether or not such accounts are held in the name of Seller, lists the respective signatories therefor and lists the names of all persons holding a power of attorney from Seller and a summary of the terms thereof.

     3.11 Agreement Will Not Cause Breach or Violation. Neither the execution nor delivery of this Agreement or the other documents contemplated hereby by Seller, nor performance by Seller of the terms and provisions of this Agreement or such other documents will (a) conflict with or result in a breach or violation of any of the terms, conditions or provisions of any Permit or any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which Seller or any assets of Seller are subject or of any contract to which Seller is a party or any agreement, contract, or commitment to which Seller is a party or by which it is bound, except where such violation would not reasonably be expected to have a material adverse effect on the Seller, or (b) give any person or entity the right to terminate or modify any material contract to which Seller is a party, or accelerate any material obligation or indebtedness of Seller thereunder.

     3.12 Financial Statements. Seller has previously delivered to BEA the audited financial statements of Seller at June 30, 1999, (including the footnotes thereto). Such financial statements are collectively referred to herein as the "Financial Statements." The Financial Statements have been prepared from, and are in accordance with, the books and records of Seller and present fairly, in all material respects, the financial position and the results of operations of Seller as of the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved, except as otherwise stated therein and subject to normal year end audit adjustments, which are not, in the aggregate, material.

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     3.13   No Undisclosed Liabilities. Seller has no liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, or due or to become due), except for (i) liabilities shown on the balance sheet included in the Financial Statements, (ii) current liabilities which have arisen since the date of the balance sheet included in the Financial Statements in the ordinary course of the operation of the Business and not in excess of $1,003,000 in the aggregate and (iii) contractual liabilities pursuant to the agreements set forth in Section 3.8 of the Seller Disclosure Schedule incurred in the ordinary course of operation of the Business that are not required by GAAP to be reflected on a balance sheet (or in the notes thereto).

     3.14 Customers. Section 3.14 of the Seller Disclosure Schedule sets forth Seller's customers (and the approximate dollar amount of sales for such year) who accounted for all of Seller's sales for Seller's 1998 fiscal year and for fiscal 1999 through September 30, 1999.

     3.15 Transactions with Management. No officer or director of Seller has (whether directly or indirectly through another entity in which such person has an interest, other than as the holder of less than one percent (1%) of a class of securities of a publicly traded company) any interest in (a) any property or assets of Seller (except as a stockholder) or (b) to the knowledge of Seller, any current competitor, customer or supplier of Seller or (c) to the knowledge of Seller, any person which is currently a party to any contract with Seller involving any amount in excess of $25,000.

     3.16 Absence of Certain Changes. To the knowledge of senior management of Seller, since June 30, 1999, there have been no material adverse changes in the condition, financial or otherwise, of any of the assets or any of the liabilities, business, prospects or operations of Seller or the Business, other than changes in the ordinary course of business which in the aggregate have not been materially adverse to the business, finances or operations of Seller or changes in the economy in general (or in the overall industry in which Seller operates). Without limiting the foregoing, since June 30, 1999, except as set forth in Section 3.16 of the Seller Disclosure Schedule:

          (a) Seller has not materially altered the nature of the Business as carried on or made any material change in the products and services it supplies;

          (b) Seller has not borrowed or agreed to borrow any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability, except trade payables incurred in the ordinary course of business and the BEA Loan;

          (c) Seller has not paid, discharged or satisfied any claim, liability or obligation other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and other than the payment of obligations to Fleet National Bank in the original principal amount of $30,000;

          (d) Seller has not permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien of any kind;

          (e) Seller has not written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business, none of which is material;

          (f) Seller has not cancelled any debts or waived any claims or rights of substantial value, waived any statute of limitation or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except sales of inventory in the ordinary course of business;

          (g) Seller has not licensed or disposed of or permitted to lapse any rights to the use of any Seller Intellectual Property;

          (h) Seller has not granted any increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee;

          (i) Seller has not amended any Employee Plan or adopted any new Employee Plan;

          (j) Seller has not made any capital expenditure or commitment therefor in excess of $25,000 individually or $125,000 in the aggregate;

          (k) Seller has not paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors or any Affiliate or associate of any of its officers, directors or stockholders;

          (l) Seller has not made any change in the accounting policies or practices of Seller;

          (m) Seller has not entered into any other transaction, other than in the ordinary course of business;

          (n) Seller has not issued any shares of its capital stock or any other securities or made any redemption or other acquisition of any capital stock of Seller or any declaration, setting aside, or payment of any dividend or distribution of any kind with respect to any shares of capital stock of Seller, except pursuant to the exercise of outstanding Employee Options;

          (o) there have been no losses or damage to any of Seller's assets due to fire or other casualty, whether or not insured, amounting to more than $25,000, in the aggregate;

          (p) Seller has not accelerated the vesting of any options, warrants or other rights to acquire any shares of its capital stock; and

          (q) Seller has not agreed, whether in writing or otherwise, to do any of the foregoing.

     3.17  Intellectual Property.

           3.17.1 Section 3.17.1 of the Seller Disclosure Schedule contains a correct and complete list of all material Seller Intellectual Property, specifying as to each, as applicable: (i) the nature of such Intellectual Property; (ii) the owner of such Intellectual Property; (iii) the jurisdictions by or in which such Intellectual Property is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any Person is authorized to use such Intellectual Property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

           3.17.2 The Seller Intellectual Property constitutes all Intellectual Property used in or necessary to conduct the business to the same extent and in the same manner as presently conducted and as presently anticipated by Seller to be conducted. The Seller Intellectual Property will be owned or available for use by the Seller on identical terms and conditions immediately following the Closing. No Seller Intellectual Property is involved in any interference or re-examination or cancellation or opposition proceeding and Seller has not been notified or alerted that any such proceeding will hereafter be commenced. Except as set forth in Section 3.17.2 of the Seller Disclosure Schedule, Seller has no knowledge of any basis for provoking or initiating an interference or opposition proceeding with respect to any Intellectual Property held or used by others, and to the knowledge of Seller none of the Seller Intellectual Property is being infringed by others.

           3.17.3 The Seller has not been a defendant in any action, suit, investigation or proceeding relating to, or otherwise been notified of, any alleged claim or infringement of the Seller Intellectual Property, and Seller has not and is not now infringing on the intellectual property rights of others. To the knowledge of Seller, there is no continuing infringement by any other Person of any Seller Intellectual Property. Except as set forth on Section
3.17.3 of the Seller Disclosure Schedule, the Seller has not entered into any agreement to indemnify any other Person against any charge of infringement, misappropriation or other conflict with respect to any Intellectual Property.

           3.17.4 The Seller has delivered to BEA correct and complete copies of all Seller patents, registrations, applications, licenses, agreements, and permissions (as amended to date) relating to Seller Intellectual Property and has made available to BEA correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such Seller Intellectual Property. With respect to all Intellectual Property that the Seller owns:

           (a) all registered patents, copyrights and trademarks included in the Seller Intellectual Property are valid and in full force and all applications listed on Section 3.17.1 of the Seller Disclosure Schedule as pending have been prosecuted in good faith as required by law and are in good standing;

           (b) the Seller possesses all right, title, and interest in and to the item;

           (c) the item is not subject to any outstanding lien, judgment, order, decree, stipulation, injunction, or charge; and

           (d) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demands pending or to the knowledge of the Seller is threatened which challenges the legality, validity, enforceability, use, or ownership of the Intellectual Property.

           3.17.5 The Seller has supplied BEA with correct and complete copies of all material licenses, sublicenses, agreements, and permissions (as amended to date) with respect to all Intellectual Property. With respect to all such Intellectual Property:

           (a)   the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

           (b) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

           (c) Seller is not, and to the knowledge of Seller, no other party to any such license, sublicense, agreement, or permission, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

           (d) Seller has not, and to the knowledge of Seller, no other party to any such license, sublicense, agreement, or permission has repudiated any provision thereof;

           (e) with respect to each sublicense, the representations and warranties set forth in subsections (a) through (d) above are true and correct with respect to the underlying license;

           (f) no underlying item of any Intellectual Property is subject to any outstanding lien, judgment, order, decree, stipulation, injunction, or charge; and

           (g) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending, or, to the knowledge of the Seller is threatened, which challenges the legality, validity, or enforceability of the underlying item of the Intellectual Property.

           3.17.6 To the Seller's knowledge, no employee of the Seller is subject to any secrecy or noncompetition agreement or any agreement or restriction of any kind that would impede in any material way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Seller as currently operated and as anticipated by Seller to be operated after the Closing Date. To the Seller's knowledge, no third party has claimed that any person employed by or affiliated with the Seller has violated or may be violating any of the terms or conditions of his past employment, noncompetition or nondisclosure agreement with such third party, or disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. Each employee, officer and consultant of the Seller has executed a proprietary information and inventions agreement in the form provided to BEA. To Seller's knowledge, none of its employees are in violation of any such agreement.

     3.18 Product Warranties and Returns. Seller has not made any warranties or guarantees relating to its products that will be in effect as of the Closing Date. During the twelve (12) month period ended on the date of the balance sheet included in the Financial Statements, Seller has received no customer complaints pursuant to which Seller gave credit or accepted a product return.

     3.19 Litigation. None of Seller, or to the knowledge of Seller, any officer, director, stockholder, employee or agent of Seller, is a party to any pending or, to Seller's knowledge, threatened action, suit, arbitration, mediation, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body or any arbitration, mediation or similar forum (collectively, "Litigation"); nor to the knowledge of Seller does any basis exist for any such Litigation. Seller is not subject to any decree, judgment, order, law or regulation of any court or other governmental body which would reasonably be expected to have a material adverse effect on the Seller or which could prevent the transactions contemplated by this Agreement.

     3.20 Personnel. (a) Section 3.20 of the Seller Disclosure Schedule lists all Employee Plans and the names, current salary rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all the employees of Seller.

           (b) None of the Employee Plans is a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code (collectively, a "Defined Benefit Plan"), and neither Seller nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

           (c) None of the Plans is a plan described in Section 3(37) of ERISA (a "Multiemployer Plan"), and neither Seller nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

           (d) Seller does not maintain or contribute to any plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

           (e) Each Employee Plan which is an "employee benefit plan," as defined in Section 3(3) of ERISA, complies in all material respects with the requirements provided by any and all statutes, orders or governmental rules and regulations currently in effect and applicable to the Employee Plan, including but not limited to ERISA and the Code.

           (f) All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Employee Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate.

           (g)   Each of the Employee Plans that is intended to qualify under
Section 401(a) of the Code has been determined by the Internal Revenue Service so to qualify after January 1, 1989, and each trust maintained pursuant thereto has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code. To the knowledge of Seller, nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Employee Plan and its related trust.

           (h) All contributions to Employee Plans, and all amounts payable to employees and former employees as salary, bonuses, and accrued vacation and sick leave for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been made prior to the Closing Date by Seller or have been properly accrued on Seller's books and records in accordance with GAAP.

           (i) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for plan years ending on or before the Closing Date.

           (j)   With respect to each Employee Plan:

                 (1) To the Seller's knowledge, no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which an exemption is not available and which would reasonably be expected to have a material adverse effect on Seller;

                 (2) To the Seller's knowledge, no action or claims (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the Employee Plan, any employer who is participating (or who has participated) in any Employee Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Employee Plan and which would reasonably be expected to have a material adverse effect on Seller; and

                 (3) it provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by Seller at any time without liability.

           (k) Neither Seller nor any Member of the Controlled Group has any material liability or is threatened with any material liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) for a fine under Section 502 of ERISA.

           (l) All of the Employee Plans, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

           (m) True, correct and complete copies of each Employee Plan have been made available to Purchaser, and true, correct and complete copies of all reports, forms and other documents required to be filed with any governmental entity or furnished to employees, former employees or beneficiaries (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms) have been made available to Purchaser. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in Section 3.20 of the Seller Disclosure Schedule.

           (n) All expenses and liabilities relating to all of the Employee Plans have been, and will on the Closing Date be, properly accrued on Seller's books and records in accordance with generally accepted accounting principles.

     3.21 OSHA. Without limiting Section 3.9, Seller has at all times been in compliance with and has not violated any federal, state or local statutes, laws, regulations or rules relating to occupational health or safety, including, without limitation, the rules and regulations of the Occupational Safety and Health Administration ("OSHA"). No investigation or claim has at any time been commenced or pending against Seller or the Business by OSHA or any similar state or local agency and, to Seller's knowledge, no basis exists for any such investigation or claim. No claim has at any time been made by any current or former employee of Seller relating to occupational health or safety.

     3.22 Taxes. (a) All Tax Returns required to be filed prior to the date hereof with respect to the Seller and the Business have been timely filed, and all such tax returns are true, accurate and complete in all material respects. All material Taxes due and payable by or with respect to Seller or the Business for the periods prior to the Closing Date have been or will be paid by Seller or provided for on its books prior to the Closing. With respect to each taxable period of Seller, (i) either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting Taxes with respect to each such taxable period has closed and each taxable period is not subject to review by any relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted in writing or assessed by any taxing authority against Seller; (iii) Seller has no pending consent to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) Seller has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or, to the knowledge of Seller threatened against or with respect to Taxes; (vi) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any of Seller's assets; and (vii) true, correct and complete copies of all income, franchise and sales Tax Returns filed by or with respect to Seller for the past three years have been furnished or made available to BEA. Seller has not agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Seller has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws. Seller is not a party to any tax sharing agreement or similar document or arrangement. The Seller has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law. The Seller is not subject to any private letter ruling or comparable rulings of any taxing authority. Seller has no liability for the Taxes of any person pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code or comparable provisions of any taxing authority in respect of any consolidated, combined or unitary Tax Return. No consent under
Section 341(f) of the Code has been filed with respect to Seller. The amount of Seller's liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) solely with respect to Seller, as such accruals are reflected on the Financial Statements as of the date of this Agreement, and the amount of Seller's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) solely with respect to Seller, as such accruals are reflected on the Financial Statements as of the Closing Date. Seller is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Seller is not nor has it been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and neither BEA nor the Acquisition Subsidiary is required to withhold tax from the Consideration by reason of Section 1445 of the Code. Seller has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

               (b) As used in this Agreement, "Tax" or "Taxes" shall include all (x) federal, state, local or foreign income, franchise, property, sales, excise, withholding and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y). As used in this Agreement, "Tax Return" or "Tax Returns" shall include any tax return, declaration or estimated tax, tax report or other tax statement, or any similar filing, including any schedule, attachment or amendment thereto.

     3.23 Insurance. Section 3.23 of the Seller Disclosure Schedule constitutes a list of all insurance policies and bonds in force with respect to Seller or Seller's assets showing for each such policy or bond: (i) the owner and loss-payee; (ii) the coverage of such policy or bond; (iii) the amount of premium properly allocable to such policy or bond; (iv) the name of the insurer; and (v) the termination date of the policy or bond. Copies of all such insurance policies and bonds have been furnished to BEA. All such insurance policies and bonds are in full force and effect.

     3.24 Environmental Liability. Without limiting Section 3.9, at all times Seller has complied in all material respects with all applicable environmental and hazardous waste laws, orders, regulations, rules and ordinances adopted, imposed or promulgated by any governmental or regulatory entity having jurisdiction over any property owned or leased by Seller. Neither Seller nor to the knowledge of Seller any portion of any property owned or leased by Seller is in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, worker safety, environmental protection, hazardous materials or waste or toxic materials. Prior to the date hereof, to the knowledge of Seller, there has been no spill, release or discharge of any Hazardous Materials (as defined below) on, under or about any property owned or leased by Seller. No current use of any property owned or leased by Seller constitutes a public or private nuisance. All environmental licenses, permits, clearances, covenants and authorizations required for the Business have been obtained by Seller and are in full force and effect. To the knowledge of Seller, any handling, generation, transportation, storage, treatment or use of Hazardous Material that has occurred on or about any property owned or leased by Seller has been in compliance with all laws, regulations and orders relating to Hazardous Materials. As used herein, the term "Hazardous Materials" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local government authority, the State of Delaware, any other state or the United States Government. All property owned or leased by Seller, including, without limitation, the soil and groundwater on or under such property, is, to the knowledge of Seller, free of Hazardous Materials. To the knowledge of Seller, no notification of release of Hazardous Materials pursuant to applicable law has been received by Seller as to any of such property. No wastes generated by Seller have ever been sent directly or indirectly to any site listed or formally proposed for listing federal or state list of hazardous substances sites requiring investigation or clean-up. Seller has not received from any governmental authority or third party any requests for information, notices of claim, demand letters, or other notification that they or it are or is or may be potentially responsible with respect to any investigation or clean-up of Hazardous Materials. Seller has no knowledge of any fact or circumstance that could involve Seller or BEA in any environmental litigation or proceeding or impose any environmental liability upon Seller or BEA. Section 3.24 of the Seller Disclosure Schedule contains a true and complete list of all environmental surveys, tests and reports performed with respect to the property owned or leased by Seller by or on behalf of Seller (including, without limitation, all soil and groundwater surveys, tests and reports).

     3.25  Products.

          3.25.1 Each of the products produced, developed or sold by the Seller is, and at all times up to and including the sale thereof by the Seller has been
(a) in compliance in all material respects with all applicable federal, state, and local laws and regulations and (b) conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale, subject to returns, repairs, defects and allowances in the ordinary course which would not reasonably be expected to have a material adverse effect on the Seller.

          3.25.2 There is no material design defect with respect to any of such products and, to the knowledge of the Seller, each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to its contents and use.

          3.25.3 Section 3.25.3 of the Seller Disclosure Schedule contains a list of all proprietary software developed by the Seller and currently sold, licensed or otherwise used by the Seller in its business, and any and all enhancements, upgrades, customizations, modifications and maintenance thereof (the "Software").

          3.25.4 The Software and, to the knowledge of Seller, any non-proprietary software used by the Seller, is free from significant programming errors and operates in substantial conformity with its user documentation and other descriptions and standards applicable thereto provided by the Seller, and the Software does not contain any virus, timer, clock, counter or other limiting design, instruction or routine, that would erase data, programming or become inoperable or otherwise incapable of being used in the full manner for which it was designed and created nor has Seller been informed that the non-proprietary software has any such problems.

     3.26  Year 2000.

          3.26.1 To the knowledge of Seller, all of the computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by the Seller in the conduct of the Business will not malfunction, will not cease to function, will not generate incorrect data, and will not provide incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and

          3.26.2 All of the products and services sold, licensed, rendered, or otherwise provided by the Seller in the conduct of the Business will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing, and/or receiving
(i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

     3.27 Representations Complete. The representations and warranties of Seller contained in this Article 3 do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they were made, not misleading. There is no fact known to Seller that has not been disclosed to BEA in this Agreement that is reasonably likely to have a material adverse effect on Seller's business, operations, financial condition or otherwise.

                                   ARTICLE 4
       REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUBSIDIARY AND BEA

     Acquisition Subsidiary and BEA hereby, jointly and severally, represent and warrant to Seller that the following facts and circumstances are true and correct:

     4.1 Authorization; Etc. Each of Acquisition Subsidiary and BEA: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all of the other documents and agreements contemplated hereby; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on the business, operations or financial condition of Acquisition Subsidiary or BEA, as applicable. Each of Acquisition Subsidiary and BEA has full corporate power and authority to enter into this Agreement and the other documents contemplated hereby and to carry out the transactions contemplated hereby and thereby. Each of Acquisition Subsidiary and BEA has taken all required action by law to authorize the execution and delivery of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, and each of this Agreement and the other documents contemplated hereby is a valid and binding obligation of Acquisition Subsidiary and/or BEA, as applicable, enforceable against it in accordance with its terms, subject as to enforcement only: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally; and (ii) to general principles of equity.

     4.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the Certificate of Incorporation or Bylaws of Acquisition Subsidiary or BEA, violate, or be in conflict with, or constitute a default under or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Acquisition Subsidiary or BEA is a party or by which Acquisition Subsidiary or BEA is bound, or violate any statute or law or any judgment, decree, order, regulation, or rule of any court or governmental authority.

     4.3 Capitalization. As of the date hereof, the authorized capital stock of BEA consists of 250,000,000 shares of BEA Common Stock and 5,000,000 shares of preferred stock. 60,854,208 shares of BEA Common Stock and 17,824,000 shares of BEA's Class B Common Stock were validly issued and outstanding as of November 4, 1999, and no shares of BEA Common Stock have been issued since that date, except for issuances from the exercise of employee stock options. No shares of preferred stock are issued or outstanding. Subject in part to the accuracy of the representations of Seller and the stockholders of Seller contained in the Investment Representation Letters, all shares of BEA Common Stock to be issued in connection with the transactions contemplated hereby will be issued and granted in compliance with all applicable securities laws and other applicable legal requirements.

     4.4 SEC Filings; Financial Statements. BEA has delivered to Seller accurate and complete copies of any report, registration statement and definitive proxy statement filed by BEA with the Securities and Exchange Commission (the "SEC") after May 1, 1999 (the "BEA SEC Documents") and will make available to Seller accurate and complete copies of all such reports and registration statements filed after the date hereof and prior to the Closing. All statements, reports, schedules, forms and other documents required to have been filed by BEA with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):
(x) each of the BEA SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (y) none of the BEA SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements contained in the BEA SEC Documents: (x) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (y) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (z) fairly present, in all material respects, the consolidated financial position, in all material respects, of BEA and its subsidiaries as of the respective dates thereof and the consolidated results of operations of BEA and its subsidiaries for the periods covered thereby. To the knowledge of senior management of BEA, no material adverse change in BEA's business or financial condition, taken as a whole, has occurred since its most recently filed Form 10-Q, except (i) as disclosed in any BEA SEC Document filed or amended after the date of such Form 10-Q, (ii) as disclosed to Seller, or (iii) for any changes in the economy in general (or in the overall industry in which BEA operates) or in any stock market or trading system (including, without limitation, any change in the value of any trading indices with respect thereto).

     4.5 Valid Issuance. The BEA Common Stock to be issued by BEA pursuant to the transactions contemplated hereby will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

     4.6 Consents and Approvals of Government Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement or the other documents contemplated hereby by BEA or Acquisition Subsidiary and the consummation of the transactions contemplated hereby or thereby.

     4.7 Absence of Certain Changes or Events. Since July 31, 1999, except as disclosed in the BEA SEC Documents or disclosed to the senior management of the Seller, BEA has conducted its business in all material respects only in the ordinary course, and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of BEA's capital stock (except for regular quarterly cash dividends) or (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock.

     4.8 Representations Complete. The representations and warranties of Acquisition Subsidiary and BEA contained in this Article 4 do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 5
                              SELLERS' COVENANTS

     5.1 Access to Properties and Records. Throughout the period between the date of this Agreement and the Closing Date (or termination of this Agreement), Seller shall give to BEA and BEA's authorized representatives reasonable access, during business hours, to its facilities, and shall provide BEA and its representatives with all records, documents and information reasonably required by BEA relating to Seller and/or the Business. Without limiting the foregoing, BEA shall be permitted to interview during regular business hours all employees of Seller.

     5.2 Conduct of the Business Prior to Closing Date. Between the date of this Agreement and the Closing (or termination of this Agreement), and except as otherwise required by this Agreement:

          5.2.1 The Business shall be operated in the ordinary course consistent with past practices and in a normal businesslike fashion (including, without limitation, its normal accounts receivable practice), and Seller shall take such actions as are in its business judgment reasonably necessary to facilitate a smooth transition of the control of operation of the Business from Seller to BEA at the Closing. Seller shall use all commercially reasonable efforts to preserve and maintain the Business and Seller's goodwill, including relationships with employees, suppliers and customers. Seller shall maintain quantities of inventories in a manner consistent with prior practice and in a normal businesslike fashion. In addition, Seller shall maintain records and books of account for the Business consistent with past practices and in a normal businesslike fashion, and shall continue to carry insurance as set forth in
Section 3.23 of the Seller Disclosure Schedule.

          5.2.2 Without the prior written consent of BEA, Seller shall not take (or permit to be taken) any action which would cause any material change in any of the items and matters covered by the representations and warranties set forth in Article 3, including, without limitation:

          (a) incurring or becoming subject to, or agreeing to incur or become subject to, any obligation or liability (absolute or contingent), except (x) current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with past practices and (y) the BEA Loan;

          (b) mortgaging, pledging or assuming any Lien, or agreeing to do so, in respect to any of its assets;

          (c) waiving or compromising any material rights or any material debt owed to Seller;

          (d) entering into any transactions, other than in the ordinary course of business consistent with past practices;

          (e) increasing the rate of compensation (including bonuses) payable or to become payable to any employees, except in the ordinary course of business, but only with respect to employees whose compensation (including bonuses) after giving effect to any such increase does not exceed $35,000;

          (f) amending any Employee Plan, except as necessary or desirable to comply with applicable laws, or adopting any new Employee Plan;

          (g) terminating or amending any contract to which it is a party, unless terminated or amended in the ordinary course of business consistent with past practices and not material to the Business of Seller;

          (h) introducing any new method of accounting with respect to the Business or any of the assets or liabilities of Seller (assumed or not assumed) (including, without limitation, any change in depreciation or amortization policies or rates);

          (i) making any capital expenditures or entering into commitments for capital expenditures exceeding, in the aggregate, Fifty Thousand Dollars ($50,000);

          (j) without BEA's prior consent (which consent BEA shall not unreasonably withhold or delay), hiring or terminating management employees, except in the ordinary course of business, but only with respect to employees whose compensation (including bonuses) does not exceed $35,000;

          (k) except as set forth in Section 3.2.2 of the Seller Disclosure Schedule, issuing any shares of its capital stock or options thereon or other securities, other than issuances upon exercise of Employee Options, or making any redemption or other acquisition of any capital stock of Seller or any declaration, setting aside, or payment of any dividend or distribution of any kind with respect to any shares of capital stock of Seller; or

          (l) commencing, settling or compromising any litigation, except those related to insured claims or arising in the ordinary course of business consistent with past practices.

     5.3 Advice of Developments. Seller shall have continuing obligations after the date of this Agreement through the Closing Date (or the termination of this Agreement) to advise BEA of all significant matters concerning itself and the Business.

     5.4 No Solicitation. Seller will not (i) solicit, initiate or encourage discussions with any person, other than BEA, relating to the possible acquisition of Seller or all or a material portion of the assets or capital stock of Seller or any merger or other business combination with Seller or (ii) except to the extent reasonably required by fiduciary obligations under applicable law as advised in writing by independent legal counsel, participate in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or to seek any such transaction. Seller agrees to inform BEA in reasonable detail within one business day of its receipt of any offer, proposal or inquiry relating to any such transaction.

     5.5 Stockholder Consent. Seller shall, in accordance with applicable law, use all commercially reasonable efforts to obtain, no later than ten (10) days after the date hereof, the approval of the holders of the requisite number of shares of Seller's capital stock required to approve this Agreement and the transactions contemplated hereby under applicable law. Without limiting the generality of the preceding sentence, Seller shall cause its board of directors to recommend to Seller's stockholders a vote in favor of the adoption of this Agreement and the Merger, unless the board of directors shall determine, based on the written opinion of counsel, that such recommendation will not be consistent with its fiduciary duties under applicable law.

     5.6 Satisfaction of Conditions. Seller shall take or cause to be taken all commercially reasonable actions necessary to satisfy all conditions to BEA's obligations to close and consummate the transactions contemplated by this Agreement.

     5.7 Consents. On or prior to the Closing Date, Seller shall (a) notify all persons required to be notified pursuant to applicable law or any of the Permits or contracts to which Seller is a party of the transactions contemplated hereunder, in the form and manner required thereunder, and (b) obtain the consent of all persons whose consent is required pursuant to applicable law or any of the Permits or contracts to which Seller is a party in connection with the consummation of the transactions contemplated hereby, in the form and manner required thereunder.

     5.8 Notification of Certain Matters. Without limiting Section 5.3, Seller shall give prompt notice to BEA of the occurrence or non-occurrence of any event which causes or is likely to cause any representation or warranty made by Seller herein to be untrue or inaccurate or any covenant, condition or agreement contained herein not to be complied with or satisfied (provided, however, that any such disclosure shall not in any way be deemed to (a) amend, modify or in any way affect the representations, warranties and covenants made by such party in or pursuant to this Agreement, (b) or alter or waive any rights of Acquisition Subsidiary or BEA with respect to the breach thereof).

     5.9 Voting Agreement. Seller shall use all commercially reasonable efforts, on behalf of BEA and pursuant to the request of BEA, to cause each Seller stockholder named in Section 5.9 of the Seller Disclosure Schedule to execute and deliver to BEA a Voting Agreement substantially in the form of
Exhibit 5.9 attached hereto concurrent with the execution of this Agreement.
-----------

                                   ARTICLE 6
                                BEA'S COVENANTS

     6.1    Registration Statement.

          6.1.1 BEA shall file or cause to be filed with the Commission, within ten (10) business days following the Closing, a registration statement on Form S-3 (the "Registration Statement") to cover resales of the shares (the "Registered Shares") of BEA Common Stock to be issued to the holders of Seller Stock pursuant hereto, other than the Escrowed Shares and the Restricted BEA Shares (as defined in Section 7.1.12). BEA shall use its best efforts to cause such Registration Statement to be declared effective as soon as practicable thereafter. BEA shall use its best efforts to keep such Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of the Registered Shares for a period ending on the earlier of (x) twelve months from the effective date of the Registration Statement, (y) the sale of all securities covered by the Registration Statement or (z) the date on which all of the securities covered under the Registration Statement are saleable pursuant to Rule 144 of the Act.

          6.1.2 BEA will bear the costs of all Registration Expenses. For the purposes hereof, "Registration Expenses" shall mean all expenses incident to BEA's preparation and filing of the Registration Statement, including, without limitation, all registration and filing fees, fees and expenses of compliance with federal securities laws or state blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians and fees and disbursements of counsel for BEA and all independent certified public accountants, and other persons retained by BEA.

          6.1.3 In connection with the registration and sale of the Registered Shares BEA will:

          (a) prepare and file with the SEC the Registration Statement as set forth above;

          (b) provide to each holder of Seller Stock a copy of the Registration Statement and related Prospectus, including each preliminary Prospectus, and each amendment and supplement thereto.

          (c) use its best efforts to register or qualify the Registered Shares under such other securities or blue sky laws of such jurisdictions as each holder of Seller Stock may reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable each holder of Seller Stock to consummate the disposition in such jurisdictions of the Registered Shares owned by such holder; provided, however, that BEA will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

          (d) Upon the occurrence of any event that would cause the Registration Statement (i) to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) to be not effective and useable for resale of the Registered Shares during the period that such Registration Statement is required to be effective and useable, BEA upon knowledge of such an event, shall as promptly as practicable (A) notify each holder of Seller Stock that such event has occurred and (B) file an amendment to the Registration Statement, in the case of clause (i), correcting any such misstatement or mission, and, in the case of either clause (i) or (ii), use its best efforts to cause such amendment to be declared effective and such Registration Statement to become useable as soon as practicable thereafter;

          (e) Notwithstanding anything to the contrary in Section 6.1.3, BEA may prohibit offers and sales of the Registered Shares pursuant to the Registration Statement at any time if (A) (i) it is in possession of material non-public information, (ii) the Board of Directors of BEA determines based on advice of counsel that such prohibition is necessary in order to avoid a requirement to disclose such material non-public information, and (iii) the Board of Directors of BEA determines in good faith that disclosure of such material non-public information would not be in the best interests of BEA and its stockholders or (B) BEA has made a public announcement relating to an acquisition or business combination transaction including BEA and/or one or more of its subsidiaries (i) that is material to BEA and its subsidiaries taken as a whole, and (ii) the Board of Directors of BEA determines in good faith that offers and sales of the Registered Shares pursuant to the Registration Statement prior to the consummation of such transaction (or such earlier date as the Board of Directors shall determine) is not in the best interests of BEA and its stockholders (the period during which any such prohibition of offers and sales of Registered Shares pursuant to the Registration Statement is in effect pursuant to clause (A) or (B) of this subparagraph (e) is referred to herein as a "Suspension Period"). A Suspension Period shall commence on and include the date on which BEA provides written notice to holders of Seller Stock covered by the Registration Statement that offers and sales of Registered Shares cannot be made thereunder in accordance with this Section 6.1.3 and shall end three business days after the earlier to occur of (x) the date on which such material information is disclosed to the public or ceases to be material or BEA is able to so comply with its disclosure obligations and SEC requirements, or (y) 45 days after written notice is provided by BEA to the holders of Seller Stock of such Suspension Period. Each notice shall state to the extent, if any, as is practicable, an estimate of the expected duration of the Suspension Period;

          (f) Each holder of Seller Stock shall furnish to BEA such information regarding the distribution of its Registered Shares as is required by law to be disclosed in the Registration Statement (the "Requisite Information") prior to effecting any sale pursuant to such Registration Statement. Each holder of Seller Stock as to which any Registration Statement is being effected agrees during the period that such Registration Statement is effective to furnish promptly to BEA all information required to be disclosed in order to make any Requisite

Information previously furnished to BEA by such holder of Seller Stock not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to such holder of Seller Stock necessary in order to make the statements therein not misleading;

          (g) Each holder of Seller Stock agrees that, upon receipt of any notice from BEA of the existence of any fact of the kind described in subparagraphs 6.1.3(d) or 6.1.3(e) hereof (an "Amendment Notice"), such holder of Seller Stock will forthwith discontinue disposition of Registered Shares until such holder's receipt of (i) copies of the supplemented or amended Prospectus contemplated by subparagraph 6.1.3(d) hereof, or until counsel for BEA shall have determined that such disclosure is not required due to subsequent events, (ii) notice in writing from BEA that the use of the Prospectus may be resumed, (iii) copies of any additional or supplemental filings with respect to the Prospectus, or (iv) the expiration of the Suspension Period. In the event BEA shall give any such notice, the time period regarding the filing of the Registration Statement set forth in subparagraph 6.1.1 hereof shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to subparagraph 6.1.3(e) hereof to and including the date when each holder of Seller Stock covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by this subparagraph 6.1.3(g); and

          (h) BEA agrees to use its best efforts to cause the Registered Shares covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the holders of Seller Stock to consummate the disposition of such Registered Shares, subject to the proviso contained in subparagraph 6.1.3(c) above, and cause all Registered Shares to be listed on each securities exchange or national quotation system on which BEA Common Stock is then listed.

          6.1.4  Registration Indemnification.

          (a) BEA agrees to indemnify, to the extent permitted by law, each holder of Seller Stock against all losses, claims, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to BEA by such holder expressly for use therein or by such holder's negligence, willful misconduct or failure to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto.

          (b) In connection with the Registration Statement, each holder of Registered Shares will furnish to BEA in writing such information and affidavits as BEA reasonably requests for use in connection with the Registration Statement or prospectus contained therein and, to the extent permitted by law, will indemnify BEA, its directors and officers and each person who controls BEA (within the meaning of the Act) against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys' fees, caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages, liabilities and expenses are caused by any such untrue statement or omission or alleged untrue statement or omission furnished in writing to BEA for use therein or such holder's failure to provide the prospective purchaser with a copy of the current prospectus; provided, however, that the obligation to indemnify will be several, not joint and several among the holders of Seller Stock, and the liability of each holder will be limited to the net amount received by such holder of Seller Stock from the sale of Registered Shares pursuant to the Registration Statement.

          6.1.5 In the event that the Escrowed Shares, upon their release from escrow, and the Restricted BEA Shares, upon the expiration of the restrictions contained in the agreement referred to in Section 7.1.12, are not then immediately saleable pursuant to Rule 144 of the Act, BEA shall file or cause to be filed with the Commission, promptly following the written request of any holder of any such shares a registration statement on Form S-3 (an "Additional Registration Statement"), or amend and continue the effectiveness of the Registration Statement, to cover resales of all such shares (the "Additional Registered Shares"). BEA shall use its best efforts to cause such Additional Registration Statement to be declared effective as soon as practicable thereafter. BEA shall use its best efforts to keep the Additional Registration Statement, or the Registration Statement, as applicable, continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of the Additional Registered Shares for a period ending on the earlier of (x) six months from the effective date of either the Additional Registration Statement or the amendment to the Registration Statement covering the Additional Registered Shares, as applicable, (y) the sale of all securities covered by the Additional Registration Statement or the amended Registration Statement, as applicable, or (z) the date on which all of the securities covered under the Additional Registration Statement or the amended Registration Statement, as applicable, are saleable pursuant to Rule 144 of the Act. Sections
6.1.2 through 6.1.4 inclusive shall be applicable to the Additional Registration in a manner similar to that of the Registration Statement. Notwithstanding the foregoing, BEA shall not be required to effectuate more than two Additional Registration Statements pursuant to this Section, one upon the expiration of the restrictions contained in the agreement referred to in Section 7.1.12 and one upon the final release of the Escrowed Shares upon termination of the Escrow Agreement.

     6.2 Consents. On or prior to the Closing Date, Acquisition Subsidiary and BEA shall (a) notify all persons required to be notified by Acquisition Subsidiary or BEA pursuant to applicable law of the transactions contemplated hereby, in the form and manner required thereunder, and (b) obtain the consent of all persons whose consent is required to be obtained by Acquisition Subsidiary or BEA pursuant to applicable law in connection with the consummation of the transactions contemplated hereby, in the form and manner required thereunder.

     6.3 Advice of Developments. BEA shall have continuing obligations after the date of this Agreement through the Closing Date to advise Seller of any event, fact or circumstance which has a material adverse effect on the business, operations or financial condition of BEA.

     6.4 Satisfaction of Conditions. BEA shall take or cause to be taken all commercially reasonable actions necessary to satisfy all conditions to Seller's obligations to close and consummate the transactions contemplated by this Agreement.

     6.5 Registration Statement Covering Option Shares. BEA shall file or cause to be filed with the Commission, within a reasonable time following the Closing, a registration statement on Form S-8 (or any successor form) respecting Employee Options converted into options for BEA Common Stock as provided for herein.

     6.6 Notification of Certain Matters. Without limiting Section 6.3, BEA shall give prompt notice to Seller of the occurrence or non-occurrence of any event which causes or is likely to cause any representation or warranty made by BEA herein to be untrue or inaccurate or any covenant, condition or agreement contained herein not to be complied with or satisfied (provided, however, that any such disclosure shall not in any way be deemed to (a) amend, modify or in any way affect the representations, warranties and covenants made by such party in or pursuant to this Agreement, (b) or alter or waive any rights of Seller with respect to the breach thereof).

     6.7 Elimination of the Principals' Guaranties. BEA shall use all commercially reasonable efforts to eliminate, promptly following the Closing, the personal liability of each of John Belizaire, Mauricio Aguilar Alvarez, Joseph Pilkerton, William Lee and Julian Pelenur with respect to obligations of Seller secured by the guaranties made by any of them listed in Section 6.7 of the Seller Disclosure Schedule, and BEA shall indemnify each of them, pursuant to the provisions of Section 8, with respect to any amounts paid in respect of such guaranties after the Closing.


                                   ARTICLE 7
                             CONDITIONS TO CLOSING

     7.1 Conditions to BEA's Obligation to Close. BEA's obligations to consummate the transactions contemplated by this Agreement shall be subject to the full satisfaction of following conditions, each of which conditions may be waived in writing by BEA:

           7.1.1   Escrow Agreement. Seller and the Stockholders'
Representatives shall have executed and delivered to BEA the Escrow Agreement; and Seller shall have executed and delivered any and all other documents reasonably required by BEA to effect the transactions contemplated hereby.

           7.1.2 Representations and Warranties True. The representations and warranties of Seller contained in this Agreement shall be true in all material respects at the Closing Date as though made at such time.

           7.1.3 Performance of Covenants. Seller shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

           7.1.4 Certificate. Seller shall have delivered to BEA a certificate executed by its chief executive officer certifying as to (a) Seller's satisfaction of the conditions set forth in Sections 7.1.2, 7.1.3 and 7.1.5 hereof and (b) the results of the vote by Seller's stockholders to approve the transactions contemplated hereby pursuant to Section 5.5.

           7.1.5 No Material Changes. There shall not have been any material adverse change in the assets, liabilities, business, operations or financial conditions of Seller from the date hereof to the Closing Date.

           7.1.6 Consents. All consents or approvals required for the consummation of the transactions contemplated hereby, including any required consents of the parties to any contract to which Seller is a party, shall have been obtained and delivered at the Closing.

           7.1.7 Opinion. Seller shall have delivered to BEA an opinion of its counsel with respect to the matters covered by Sections 3.1, 3.2, 3.3, 3.6, 3.8, 3.9, 3.11 and 3.19 of this Agreement in form and content reasonably acceptable to BEA and containing customary exclusions, exceptions and qualifications.

           7.1.8 Investment Representation Letters. BEA shall have received from each holder of Seller Common Stock an investment representation letter in substantially the form of Exhibit 7.1.8 and the issuance of the BEA Common Stock
                          -------------
as contemplated hereby shall, in the opinion of counsel to BEA, be exempt from the registration requirements of the Securities Act of 1933, as amended.

           7.1.9 Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved and adopted by the requisite vote of the stockholders of Seller pursuant to the DGCL.

           7.1.10 Employment Agreements. Each of John Belizaire, Mauricio Aguilar Alvarez, Joseph Pilkerton, William Lee and Julian Pelenur (the "Founders") shall have entered into employment agreements substantially in the form attached hereto as Exhibits 7.1.10.
                        ---------------

           7.1.11 Offer Letters. Substantially all of the employees of Seller shall have accepted employment with BEA in accordance with the terms of offer letters previously delivered by BEA to Seller.

           7.1.12 Founders' Transfer Restrictions. Each of the Founders shall have entered into an agreement with and reasonably acceptable to BEA to the effect that, prior to January 15, 2001, each such person shall not (i) sell, offer to sell, contract to sell, or make any short sale or pledge with respect to, any Restricted BEA Shares, (ii) purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Restricted BEA Shares or any convertible securities into or exchangeable or exercisable for or any rights to purchase or acquire capital stock of BEA, or
(iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or ownership of the Restricted BEA Shares, whether any such transaction described in any of the foregoing clauses is to be settled by delivery of capital stock of the Company or such other securities, in cash or otherwise. For purposes of this Section, with respect to any Founder the term "Restricted BEA Shares" shall mean the shares of BEA Common Stock received by such Founder in the Merger in respect of the unvested shares of Seller Common Stock held by such Founder immediately prior to the date hereof (as determined under the certain Stockholders Agreement dated January 10, 1999) and, for purposes of calculating the Restricted BEA Shares, all Escrowed Shares shall be ignored.

     7.2 Conditions to Seller's Obligations at the Closing. Seller's obligations to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, each of which conditions may be waived in writing by Seller:

           7.2.1 Instruments. BEA and/or Acquisition Subsidiary, as applicable, shall have executed and delivered to Seller the Escrow Agreement (in the case of BEA) and any and all other documents reasonably required by Seller to effect the transactions contemplated hereby.

           7.2.2 Representations and Warranties True. The representations and warranties of Acquisition Subsidiary and BEA contained in this Agreement shall be true in all material respects at the Closing as though made at such time.

           7.2.3 Performance of Covenants. Acquisition Subsidiary and BEA shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

           7.2.4 Certificate. BEA shall have delivered to Seller a certificate executed by an officer of BEA certifying as to BEA's and Acquisition Subsidiary's satisfaction of the conditions set forth in Sections 7.2.2, 7.2.3 and 7.2.6.

           7.2.5 Opinion. BEA shall have delivered to Seller an opinion of its counsel in form and content substantially in the Form of Exhibit 7.2.5.
                                                         -------------

           7.2.6 No Material Changes. There shall not have been any material adverse change in the assets, liabilities, business, operations or financial conditions of BEA from the date hereof to the Closing Date, nor shall there exist any condition which would reasonably be expected to result in such a material adverse change, except for any changes in the economy in general (or in the overall industry in which BEA operates) or in any stock market or trading system (including, without limitation, any change in the value of any trading indices with respect thereto).

           7.2.7 Tax Opinion. Seller shall have received an opinion of its tax counsel, Fulbright & Jaworski, L.L.P., based on reasonably requested representation letters and customary assumptions, dated the Closing Date, to the effect that for U.S. federal income tax purposes the Merger will qualify as a Reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE 8
          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     8.1 Survival. The representations and warranties of Seller contained in this Agreement or in any certificate delivered pursuant hereto shall survive until the six month anniversary of the Closing (the "Expiration Date"); except that the representations and warranties in Sections 3.1, 3.2, 3.3 and 3.17 shall survive until the thirty (30) month anniversary of the Closing. The representations and warranties of Acquisition Subsidiary and BEA contained in this Agreement or in any certificate delivered pursuant hereto, shall survive until the Expiration Date, except that the representations and warranties in
Section 4.4 shall survive until twelve months after the effective date of the Registration Statement (plus the length of any extension pursuant to Section 6.1.3(g)) and the representations and warranties in Section 4.5 shall extend indefinitely.

     8.2 Seller's Indemnity. Seller shall indemnify, defend, protect and hold harmless BEA (and BEA's Subsidiaries and Affiliates and their respective officers, directors, stockholders, employees and agents the "BEA Indemnities") from and against any and all losses, costs, expenses, liabilities, obligations, claims, demands, causes of action, suits, settlements and judgments of every nature, including the costs and expenses associated therewith and reasonable attorneys', consultants' and witness fees incurred in connection therewith ("BEA Damages"), which arise out of: (i) the breach of any representation or warranty made by Seller under Article 3 of this Agreement (including the Seller Disclosure Schedule) or any certificate delivered by Seller pursuant to this Agreement; (ii) the non-performance, partial or total, of any covenant made by Seller pursuant to this Agreement; (iii) the conduct of the Business prior to the Closing Date in breach of any covenant set forth in Article 5 hereof, or
(iv) any BEA Damages relating to or arising out of the matter set forth as Item 2 to Schedule 3.17.2 of the Seller Disclosure Schedule or the breach of the representations and warranties contained in that certain representation letter relating to the same matter dated as of the date hereof and delivered to BEA by Seller and the Founders; provided, that for purposes of determining the amount of BEA Damages for the breach of any representation, warranty or covenant in this Agreement that contains a materiality qualifier, such representation, warranty or covenant shall be deemed breached where the BEA Damages relating thereto, individually or in the aggregate, are in excess of $25,000 (which BEA Damages, once such $25,000 threshold has been surpassed, shall be included in full in determining whether the aggregate amount of BEA Damages exceeds the $250,000 limitation set forth in Section 8.6(a).

     8.3 BEA's Indemnity. Acquisition Subsidiary and BEA shall, jointly and severally, indemnify, defend, protect and hold harmless Seller and Seller's Affiliates and their respective officers, directors, stockholders, employees and agents (the "Seller Indemnitees") from and against any and all losses, costs, expenses, liabilities, obligations, claims, demands, causes of action, suits, settlements and judgments of every nature, including the costs and expenses associated therewith and reasonable attorneys', consultants' and witness fees incurred in connection therewith ("Seller Damages"; and when used together with or in the alternative to BEA Damages, "Damages"), which arise out of: the breach by Acquisition Subsidiary or BEA of any certification, representation or warranty made by Acquisition Subsidiary or BEA pursuant to this Agreement or any certificate delivered by BEA pursuant to this Agreement; or the non-performance, partial or total, of any covenant made by Acquisition Subsidiary or BEA pursuant to this Agreement.

     8.4   Indemnity Procedures.

           8.4.1 In the event that at any time or from time to time after the Closing Date a person or entity entitled to indemnification pursuant to Section
8.2 or 8.3 (any such person or entity, an "Indemnitee") shall sustain a loss of any nature whatsoever against which such Indemnitee is indemnified under this Agreement, such Indemnitee shall notify the party required to provide such indemnification (in the case of any Seller Indemnitees, the "Seller's Representatives" and in the case of any BEA Indemnitees, the "BEA Representative", either such party, as applicable, the "Indemnitor") in writing of any such loss so sustained, and Indemnitor shall within thirty (30) days after transmittal of such notice pay to such Indemnitee the amount of such loss so sustained, subject to their right to contest any third-party claim as hereinafter provided in Section 8.4.2.

           8.4.2 Promptly after receipt by an Indemnitee of written notice of a claim or the commencement of any proceeding against it, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Section
8.2 or 8.3, give written notice to the Indemnitor of the commencement thereof, but the failure so to notify the Indemnitor shall not relieve it of any liability that it may have to any Indemnitee, except to the extent the Indemnitor demonstrates that the defense of such action is or has been prejudiced thereby. In case any such proceeding shall be brought against an Indemnitee and it shall give notice to the Indemnitor of the commencement thereof, the Indemnitor shall be entitled to participate therein and, to the extent that it shall wish (unless the Indemnitor is also a party to such proceeding and the Indemnitee determines in good faith that joint representation would be inappropriate) to assume the defense thereof with counsel which is reasonably satisfactory to such Indemnitee and, after notice from the Indemnitor to such Indemnitee of its election so to assume the defense thereof, the Indemnitor shall not be liable to such Indemnitee under such Section for any fees of such counsel or any other expenses with respect to the defense of such proceeding, in each case, subsequently incurred by such Indemnitee in connection with the defense thereof. If an Indemnitor assumes the defense of such proceeding, (a) no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's reasonable consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person or entity and no effect on any other claims that may be made against the Indemnitee, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (b) the Indemnitor shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). If notice is given to an Indemnitor of the commencement of any proceeding and it does not, within fifteen
(15) business days after the Indemnitee's notice is given, give notice to the Indemnitee of its election to assume the defense thereof, the Indemnitor shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnitee. Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates, other than as a result of monetary damages, such Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise or settle such proceeding, but the Indemnitor shall not be bound by any determination of a proceeding so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

           8.4.3 If any Indemnitor contests or challenges any claim or action asserted against an Indemnitee referred to in this Article, it shall do so at its own cost and expense, holding Indemnitee harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such contest; and shall hold Indemnitee's business and assets free and harmless from any attachment, execution, judgment, lien or other legal process.

     8.5 Other Remedies. Except with respect to any fraudulent or intentional misrepresentation or breach, the rights of indemnification of an Indemnitee shall be limited to the provisions of this Article, and the provision of this Article shall be exclusive of, any other indemnification provided for under this Agreement and any other rights or remedies at law or in equity which may accrue to an Indemnitee.

     8.6 Limitations on Indemnification. Notwithstanding the foregoing, the right to indemnification under this Section 8 shall be subject to the following terms:

           (a)   No indemnification shall be payable pursuant to Section 8.2 or
Section 8.3 unless and until the amount of all claims for indemnification pursuant to the applicable Section exceeds $250,000 in the aggregate, whereupon indemnification pursuant to such Section shall be payable for all such claims without any deduction.

           (b)   No indemnification shall be payable pursuant to Section 8.2 or
Section 8.3 after the Expiration Date, except with respect to (i) claims made prior to the Expiration Date, but not resolved by the Expiration Date and (ii) claims made with respect to any breach of Sections 3.1, 3.2, 3.3 and 3.17, which may be made at any time until the thirty (30) month anniversary of the Closing Date.

           (c) Except as provided in Section 8.6(d), all indemnification claims under Section 8.2 shall be satisfied solely from the shares held pursuant to the Escrow Agreement and no person shall have any right to recovery directly from any person who was a holder of Seller Stock immediately prior to the Effective Time. Without limitation of the foregoing, the maximum liability of any former holder of Seller Stock for any breach of a representation, warranty or covenant of Seller shall be limited to those shares in which such holder has an interest that are held pursuant to the Escrow Agreement.

           (d) The limitations of Section 8.6(a), (b) and (c) shall not apply in the case of a fraudulent or intentional misrepresentation or breach by any party, but no person shall be liable for any such misrepresentation or breach by any other person (except to the extent of its share of the shares held under the Escrow Agreement).

           (e) In determining the amount of any indemnity, there shall be taken into account any tax benefit, insurance proceeds or other similar recovery or offset realized, directly or indirectly, by the party to be indemnified.

     8.7 Characterization of Indemnity Payments. Unless otherwise required by applicable law, the parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the purchase price. Seller agrees to indemnify BEA for taxes imposed on or with respect to an indemnification payment made by any Seller Indemnitee pursuant to this Article 8 to the extent it is required by applicable law to treat such indemnification payments for tax purposes other than as an adjustment to the purchase price.

                                   ARTICLE 9
                                  TERMINATION

     9.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

           9.1.1   by mutual written agreement of Seller and BEA; or

           9.1.2 by either Seller or BEA if the Merger shall not have been consummated on or before November 30, 1999; or

           9.1.3 by BEA in the event of a material breach by Seller of any of its covenants, representations or warranties under this Agreement; or

           9.1.4 by Seller in the event of a material breach by BEA or Acquisition Subsidiary of any of their respective covenants, representations or warranties under this Agreement.

     9.2 Effect of Termination. If this Agreement is terminated as permitted by Section 9.1, except as set forth in the next sentence, the parties hereto shall have no further obligations to each other, provided that no such termination shall impair, limit or affect, in any manner, any liability of any party hereto for any breach of any covenant, representation or warranty set forth in this Agreement, accrued as of the date of such termination. The provisions of Articles 8 and 10 shall survive any termination hereof pursuant to
Section 9.1.

                                  ARTICLE 10
                                 MISCELLANEOUS

     10.1 Announcements. Seller agrees that it shall make no press release or other public announcements regarding this Agreement without BEA's prior consent.

     10.2 Finders and Brokers. Each party hereby represents and warrants to the others that neither it nor its representatives have taken, nor will they take, any action that would cause the other parties hereto to have any obligation or liability to any person for or made any arrangements for the payment of any finders' fees, brokerage fees, agents' commissions, or like payments in connection with the transactions contemplated hereby, except pursuant to the agreement between Seller and SG Cowen Securities Corporation listed on Section
                                                                       -------
3.8 of the
----------

Disclosure Schedule (the "SG Cowen Agreement").  Each party shall indemnify and
-------------------
hold harmless the others from any claim that is asserted by any person for a finder's fee or like payment with respect to this Agreement arising from any act, representation or promise of the indemnifying party or its representative, other than the SG Cowen Agreement.

     10.3 Amendment. Subject to applicable law, this Agreement may only be amended or supplemented by written agreement of Seller and BEA.

     10.4 Waiver of Compliance. Any failure of Seller, on the one hand, or BEA, on the other, to comply with any provision of this Agreement may be expressly waived in writing by BEA or Seller, respectively, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

     10.5 Expenses. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, brokers, finders, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated; provided, however, that if the Merger is consummated such fees and expenses billed to or incurred by Seller in connection with this Agreement and the transactions contemplated hereby shall be borne by the holders of Seller Stock and not Seller or BEA to the extent that such fees and expenses exceed $1,700,000. To the extent that such fees and expenses of Seller exceed $1,700,000, BEA shall be entitled to deduct from the Escrow Shares that number of shares (or cash) with a value equal to such amount as calculated pursuant to the terms of the Escrow Agreement, notwithstanding any other provision therein.

     10.6 Survival of Representations and Warranties. The respective representations and warranties of each party contained herein shall not be deemed waived or otherwise affected by any investigation made by or on behalf of the other party and such representations and warranties shall survive the Closing and the consummation of the Merger contemplated hereby as provided in
Article 8. All statements contained in this Agreement or the Seller Disclosure Schedule or in any certificate, delivered pursuant hereto shall be deemed representations or warranties, as the case may be (as such terms are used in this Agreement), of the party making such statements.

     10.7 Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed as follows:

               To Seller at:

               The Theory Center
               One Winthrop Square
               Boston, MA 02110
               Attn:  John Belizaire

               With a copy to:

               Fulbright & Jaworski LLP
               666 Fifth Avenue
               New York, New York 10103
               Attn:  Merrill M. Kraines
                      Robert E.L. deButts, Jr.


               To BEA at:

               BEA Systems, Inc.
               2315 North First Street
               San Jose, CA 95131
               Attn: General Counsel and Donna Starks

               With a copy to:

               Morrison & Foerster LLP
               1290 Avenue of the Americas
               New York, New York 10104-0050
               Attn.:  John Kennedy
                       John L. Cleary II

     Notice of change of address shall be effective only when done in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

     10.8 Assignment; Successors and Assigns. Except as otherwise provided herein, each party agrees that it will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any right or obligation under this Agreement. Any purported assignment, transfer, or delegation in violation of this Section shall be null and void. Subject to the foregoing limits on assignment and delegation, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Except for those enumerated above, this Agreement does not create, and shall not be construed as creating, any rights or claims enforceable by any person or entity not a party to this Agreement.

     10.9 Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the internal law of the State of New York.

     10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.11 Headings. The headings of the Sections and Articles of this Agreement and Table of Contents are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

     10.12 Entire Agreement. The parties intend that the terms of this Agreement, including the Seller Disclosure Schedule and other documents referred to herein, shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

     10.13 Performance by BEA. BEA shall cause Acquisition Subsidiary to perform all of its covenants and obligations hereunder.

     10.14 Severability. If any provision of this Agreement, or the application thereof to any Person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other Persons, places, and circumstances shall remain in full force and effect.

     10.15 Rules of Construction. The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

     10.16 Additional Documents. Each of the parties agree, without further consideration, to execute and deliver such other documents and take such further action as may be reasonably required to effectuate the provisions of this Agreement.

     10.17 Dispute Resolution. Any dispute, controversy or claim between the parties relating to, or arising out of or in connection with, this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement, shall be settled only by binding arbitration pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"), subject to the following:

          10.17.1  The arbitration shall take place in New York, New York.

          10.17.2 There shall be three arbitrators, who shall be selected under the normal procedures prescribed in the Rules, except that one such arbitrator shall be a certified public accountant and one (1) such arbitrator (who shall chair the arbitration panel) shall be a member of the American Board of Trial Advocates or the American College of Trial Lawyers.

          10.17.3 Subject to legal privileges, each party shall be entitled to discovery in accordance with the Federal Rules of Civil Procedure.

          10.17.4 At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses.

          10.17.5 The arbitrators' decision shall be in writing, shall be binding and final and may be entered and enforced in any court of competent jurisdiction.

          10.17.6 No party shall be eligible to receive, and the arbitrators shall not have the authority to award, exemplary or punitive damages.

          10.17.7 Each party to the arbitration shall pay one-half of the fees and expenses of the arbitrators and the American Arbitration Association.

          10.17.8 The arbitrators shall not have the power to amend this Agreement.

     10.18 Exhibits. All Exhibits attached hereto shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference.

     10.19 Certain Definitions. For purposes of this Agreement, the following capitalized terms shall have the respective meanings ascribed to such terms in this Section:

     "Affiliate" or "Associate" shall have the meaning assigned thereto in Rule
      ---------      ---------
405, as presently promulgated under the Securities Act of 1933, as amended.

     "BEA Loan" shall mean the loan from BEA to Seller evidenced by that certain
      --------
Promissory Note and Security Agreement, dated October 19, 1999.

     "Employee Options" shall have the meaning set forth in Section 3.3.2.
      ----------------

     "Employee Plans" shall mean (i) all "employee benefit plans" within the
      --------------
meaning of Section 3(3) of ERISA, and (ii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which Seller or any Member of the Controlled Group maintains, to which any of them contributes, or for which any of them has any material obligation or material liability.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as
      -----
amended.

     "Intellectual Property" shall mean any trademark, copyright, service mark,
      ---------------------
trade name, patent, maskworks, inventions, trade secrets, know-how, processes, manufacturing or marketing procedures, net lists, documentation, schematics, technology, algorithms, computer software programs or applications (in both source code and object code form), and tangible and intangible proprietary information or material (including any registrations or applications for registration of any of the foregoing).

     "Loan Adjustment Shares" shall mean a number of shares of BEA Common Stock
      ----------------------
equal to the quotient arrived at by dividing (x) the aggregate principal amount, plus all accrued and unpaid interest through the Closing Date, owed to BEA by Seller under the BEA Loan by (y) $37.00.

     "Member of the Controlled Group" shall mean each trade or business, whether
      ------------------------------
or not incorporated, which would be treated as a single employer with Seller under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

     "Option and Warrant Adjustment Shares" shall mean a number of shares of BEA
      ------------------------------------
Common Stock equal to the product of (x) the number of shares of Seller Common Stock underlying all outstanding Options and Warrants immediately prior to the Closing, other than 1,128,125 shares underlying Employee Options, and (y) the Stock Conversion Factor.

     "Person" shall include any individual, partnership, joint venture,
      ------
corporation, trust, unincorporated organization, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary, or other capacity.

     "Seller Intellectual Property" shall mean all Intellectual Property owned
      ----------------------------
or licensed and used or held for use by the Seller.

     "Stockholders' Representatives" shall mean John Belizaire and Michael
      -----------------------------
Toporek.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Merger as of the date first written above.

THE THEORY CENTER, INC.               BEA ACQUISITION CORP.



By:_________________________          By:__________________________________
   Name:                                 Name:
   Title:                                Title:



BEA SYSTEMS, INC.


By:_________________________
   Name:
   Title:

     Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to this Agreement and Plan of Merger have been omitted. Such schedules will be submitted to the Securities and Exchange Commission upon request.



                        LIST OF SCHEDULES AND EXHIBITS

                       Schedule                                       Name
                       --------                                       ----
     Schedule 2.2.1                                     Consideration to
                                                        Stockholders of Seller
     Section 3.3.1 -  Seller Disclosure Schedule        List of Stockholders
     Section 3.3.2 -  Seller Disclosure Schedule        Outstanding Warrants and Options
     Section 3.8 -    Seller Disclosure Schedule        Material Agreements
     Section 3.10 -   Seller Disclosure Schedule        Accounts
     Section 3.11 -   Seller Disclosure Schedule        No Breaches, Etc.
     Section 3.13 -   Seller Disclosure Schedule        No Undisclosed Liabilities
     Section 3.14 -   Seller Disclosure Schedule        Customers
     Section 3.16 -   Seller Disclosure Schedule        Certain Changes
     Section 3.17.1 - Seller Disclosure Schedule        Seller Intellectual Property
     Section 3.17.2 - Seller Disclosure Schedule        Intellectual Property
                                                        Infringement/Litigation
     Section 3.17.3 - Seller Disclosure Schedule        Intellectual Property Indemnification
                                                        Agreements
     Section 3.18 -   Seller Disclosure Schedule        Product Warranties and Returns
     Section 3.20 -   Seller Disclosure Schedule        Personnel
     Section 3.23 -   Seller Disclosure Schedule        Insurance
     Section 3.24 -   Seller Disclosure Schedule        Environmental Reports
     Section 3.25.3 - Seller Disclosure Schedule        Software
     Section 5.2.1 -  Seller Disclosure Schedule        Conduct of Business Pending Closing
     Section 5.9 -    Seller Disclosure Schedule        Seller Stockholders Party to Voting
                                                        Agreement

                       Exhibit                                        Name
                       -------                                        ----

     Exhibit 2.2.4                                      Form of Escrow Agreement
     Exhibit 5.9                                        Form of Voting Agreement
     Exhibit 7.1.8                                      Form of Investment Representation
                                                        Letter
     Exhibits 7.1.10                                    Form of Employment Agreement
     Exhibit 7.2.5                                      Form of Opinion of Morrison &
                                                        Foerster LLP